Exhibit 10.8

August 27, 2015

Elizabeth Carter

Liz,

Congratulations! We are pleased to provide you with the details of your promotion to Vice President, Corporate Marketing reporting to Dave Yarnold. Your position change and compensation increase are as follows:

Title: Vice President, Corporate Marketing

Compensation

Your base salary will be $8,125.00 per semi-month, which equates $195,000 annually, less payroll deductions and all required withholdings.

In addition to your base salary, you will be eligible to earn an additional target bonus compensation of up to $30,000.00 annually, paid quarterly as outlined in the ServiceMax Bonus Compensation Plan.

Subject to approval of the Company’s Board of Directors, you will be granted an option to purchase an additional 50,000 shares of the Company’s Common Stock.

Effective Date

The effective date of this promotion and change increase in compensation will be August 16, 2015.

Your employment with ServiceMax, Inc. continues to remain “at-will”, meaning that either you or ServiceMax, Inc. may terminate your employment at any time and for any reason, with or without cause.

This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and ServiceMax, Inc. regarding the matters described in this letter. All the other terms and conditions which are detailed in the original Offer Letter dated October 19, 2011 remain unchanged.

If you wish to accept this job change and compensation increase, please sign and date this letter no later than August 31, 2015.

3875 Hopyard Road, Suite 300  |  Pleasanton, CA 94588  |  www.servicemax.com

Very truly yours,

SERVICEMAX, INC.

By: /s/ Dave Yarnold

Printed Name: Dave Yarnold

Title: CEO

I have read and accept this revised employment offer.

/s/ Liz Carter

Signature of	Liz Carter

Dated:	8/28/2015

3875 Hopyard Road, Suite 300  |  Pleasanton, CA 94588  |  www.servicemax.com